UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 28, 2006

PROFESSIONAL VETERINARY PRODUCTS, LTD.
(Exact name of registrant as specified in its charter)

Nebraska	000-26326	37-1119387

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10077 South 134th Street Omaha, Nebraska (Address of principal executive offices)	68138 (Zip Code)
(402) 331-4440
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
In connection with the previously announced departure of Ms. Cheryl E. Miller, as Vice President of Corporate Services of Professional Veterinary Products, Ltd., a Nebraska corporation (the “Company”), the Company and Ms. Miller entered into a Separation Agreement and Release (the “Separation Agreement”) effective September 28, 2006 (the “Effective Date”). Ms. Miller was terminated by the Company on August 31, 2006 (the “Termination Date”). Pursuant to the terms of the Separation Agreement, Ms. Miller will receive the following separation payments from the Company: (i) payment of her base salary, less applicable withholdings, in effect on the Termination Date for a period of twelve (12) months to be paid on a salary continuation basis; (ii) payment for eighteen (18) months of 100% of her medical/vision insurance premiums paid by the Company on the Termination Date if Ms. Miller elects continued coverage under the Company’s employee health insurance plan pursuant to COBRA; (iii) payment of the Company’s profitability incentive for fourth quarter of fiscal year 2006; and (iv) payment for a period of six months for the services of a mutually-agreed upon executive career counseling and outplacement service.
In consideration for the payments to be received by Ms. Miller under the Separation Agreement, Ms. Miller agreed (i) to cooperate with the Company with respect to the defense of any matter of which Ms. Miller has knowledge as a result of her employment with the Company, and (ii) to certain confidentiality and non-disparagement obligations.
The foregoing description of the Separation Agreement is qualified in its entirety by reference to the complete terms and conditions of the Separation Agreement. The Separation Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended October 31, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL VETERINARY PRODUCTS, LTD.
Date: October 25, 2006	By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly, President and
Chief Executive Officer

2